Exhibit 3.129

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

ANESTHESIOLOGISTS OF GREATER ORLANDO, INC.

Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act, the undersigned hereby adopts the following Second Amended and Restated Articles of Incorporation:

1. The name of the corporation is ANESTHESIOLOGISTS OF GREATER ORLAND, INC. (the “Corporation”). The date of filing the original Articles of Incorporation with the Secretary of State was October 29, 1998 and the Articles of Incorporation were amended and restated on August 22, 2002, further amended on February 2, 2009 and November 30, 2011.

2. The Second Amended and Restated Articles of Incorporation were unanimously adopted and approved by the Board of Directors and the Shareholders of the Corporation on December 5, 2011, in accordance with Sections 607.1003, 607.1006, and 607.1007 of the Florida Business Corporation Act.

The Articles of Incorporation are hereby amended and restated in their entirety as follows:

ARTICLE I - NAME

The name of this Corporation is ANESTHESIOLOGISTS OF GREATER ORLANDO, INC. (the “Corporation”).

ARTICLE II - TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III – PURPOSE

The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under The Florida Business Corporation Act of the State of Florida.

ARTICLE IV - PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of this Corporation, unless and until relocated, is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE V - CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

ARTICLE VI - REGISTERED AGENT AND REGISTERED OFFICE

The mailing and street address of the initial registered office of this Corporation is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323; and the name of the initial registered agent of this Corporation at that address is Jay Martus.

ARTICLE VII - INITIAL BOARD OF DIRECTORS

The Corporation shall have three (3) initial directors. The number of directors may be either increased or decreased from time to time as provided In the Corporation’s Bylaws, but shall never be less than one (1). The names and addresses of the Initial directors of this Corporation are:

Mitchell Eisenberg	Robert Coward
1613 North Harrison Parkway	1613 North Harrison Parkway
Suite 200	Suite 200
Sunrise, FL 33323	Sunrise, FL 33323

Lewis Gold
1613 North Harrison Parkway
Suite 200
Sunrise, FL 33323

ARTICLE VIII - INITIAL OFFICERS

The name and street address of the initial officers of the Corporation, who shall hold office as provided in the Corporation’s Bylaws and until their successors are duly elected, qualified and seated, are as follows:

Mitchell Eisenberg - Chief Executive Officer

1613 North Harrison Parkway, Suite 200, Sunrise, FL 33323

Robert Coward - President and Chief Operating Officer

1613 North Harrison Parkway, Suite 200, Sunrise, FL 33323

Jay Martus - Executive Vice President and Secretary

1613 North Harrison, Parkway, Suite 200, Sunrise, FL 33323

Mark Walter - Executive Vice President and Chief Financial Officer

1613 North Harrison Parkway, Suite 200, Sunrise, FL 33323

Gilbert Drozdow - Senior Vice President

1613 North Harrison Parkway, Suite 200, Sunrise, FL 33323

Jillian Marcus - Vice President

1613 North Harrison Parkway, Suite 200, Sunrise, FL 33323

ARTICLE IX - INDEMNIFICATION

Section 1 - Indemnification. (A) Except as provided in Section 1(C) below, the Corporation shall, and does indemnify, to the fullest extent permitted or authorized by law, each person who was or is a party, or is threatened to be made a party to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and any appeal from any completed action, suit or proceeding (collectively, a “Proceeding”), against all liability (which for purposes of this Article includes all judgments, settlements, penalties and fines) and costs, charges, and expenses (including attorneys’ fees, costs and expenses) asserted against him or incurred by him by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan).

(B) Notwithstanding the foregoing, the Corporation shall indemnify a person entitled to indemnification under subsection (A) above in connection with a Proceeding (or any part of a Proceeding) initiated, or to be initiated, by an indemnified person only if authorization for the Proceeding (or any part of a Proceeding) was not denied by the Board of Directors of the Corporation within 20 days after receipt of notice of such Proceeding from the indemnified person.

(C) Notwithstanding anything to the contrary contained in these Articles, the Corporation’s obligations under these indemnification provisions shall not apply to; (i) a medical malpractice claim or matter; (ii) acts or omissions in contravention of an indemnified person’s employment agreement or a director’s or officer’s written agreement with the Corporation including without limitation, failure to substantially abide by policies and procedures in the manner described in the indemnified person’s employment agreement or a director’s or officer’s written agreement with the Corporation; (iii) acts or omissions which are known, or should reasonably be known, to be unlawful by the indemnified person and which were not the result of the Corporation’s direction or within the scope of employment; (iv) acts or omissions which are outside the scope of an indemnified person’s scope of employment or responsibilities as a director or as an officer or employee and which were not the result of the Corporation’ s direction; and (v) any act of omission occurring on or before December 5, 2011.

Section 2 - Advance of Costs, Charges and Expenses. Except if the Corporation shall determine in its reasonable discretion that a matter or claim for which indemnification is being sought is not indemnifiable under the terms of the indemnification obligations described in this Article, costs, charges and expenses (including attorneys’ fees, costs and expenses) incurred by a person referred to in Section 1(A) of this Article in defending a Proceeding shall be paid by the Corporation to the fullest extent permitted by law in advance of the final disposition of the Proceeding, upon receipt of an undertaking reasonably satisfactory to the Board of Directors of the Corporation (the “Undertaking”) by or on behalf of the indemnified person to repay all amounts so advanced, unless it is ultimately determined that the person is not entitled to be indemnified by the Corporation as authorized in this Article. Notwithstanding the immediately preceding sentence, in connection with a Proceeding (or any part of a Proceeding) initiated by an indemnified person, the Corporation shall pay the costs, charges and expenses in advance of the final disposition of the Proceeding only if authorization for the Proceeding (or any part of a Proceeding) was not denied by the Board of Directors of the Corporation within 20 days after receipt of a request for advancement accompanied by an Undertaking. A person to whom costs, charges and expenses are advanced pursuant to this Article shall not be obligated to repay pursuant to the Undertaking until the final determination of: (a) the pending Proceeding in a court of competent jurisdiction concerning the right of that person to be indemnified; or, (b) the obligation of the person to repay pursuant to the Undertaking. The Board of Directors of the Corporation may, upon approval of the indemnified person, authorize the Corporation’s counsel to represent the person in any action, suit or proceeding, whether or not the Corporation is a party to that action, suit or proceeding.

Section 3 - Procedure for Indemnification: Conduct or Defense and Counsel. Any indemnification or advance under this Article shall be made promptly and, in any event, within 60 days after delivery of the written request of the indemnified person. The right to indemnification or advances as granted by this Article shall be enforceable by the indemnified person in any court of competent jurisdiction if the Corporation denies the request under this Article in whole or in part, or if no disposition of the request is made within the 60-day period after delivery of the request, The requesting person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any action shall also be indemnified by the Corporation. There shall be a defense available to the Corporation to assert in any action that indemnification is prohibited by law or that the claimant has not met the standard of conduct, if any, required by current legislation or by current judicial or administrative decisions for indemnification. The Corporation shall have the continuing right to approve any counsel chosen to defend the indemnitee, which approval shall not be unreasonably withheld and any settlement of the matter being indemnified by the Corporation shall require the Corporation’s prior written approval, which shall not be unreasonably withheld. If the Corporation and the indemnitee are part of the same Proceeding, then to the extent that the applicable rules of professional responsibilities permit the Corporation and the Indemnitee to be represented by the same legal counsel, as the Corporation shall reasonably determine, then the Corporation shall choose counsel and direct the defense and settlement of any such Proceeding, provided that any settlement fully concludes the matter and forecloses any further liability for the indemnitee arising out of or relating to that Proceeding to the extent indemnification applies under this Article.

IN WITNESS WHEREOF, the undersigned Secretary of the Corporation has executed these Second Amended and Restated Articles of Incorporation this December 6, 2011 to be effective as of December 5, 2011.

/s/ Jay Martus
Jay Martus, Secretary

CERTIFICATE OF ACCEPTANCE BY

REGISTERED AGENT

Pursuant to the provisions of Section 607.0501 of the Florida Business Corporation Act, the undersigned submits the following statement in accepting the designation as registered agent and registered office of ANESTHESIOLOGISTS OF GREATER ORLANDO, INC., a Florida corporation (the “Corporation”), in the Corporation’s Second Amended and Restated Articles of Incorporation:

Having been named as registered agent and to accept service of process for the Corporation at the registered office designated in the Corporation’s Second Amended and Restated Articles of Incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on December 6, 2011 to be effective as of December 5, 2011.

/s/ Jay Martus, Registered Agent
Jay Martus, Registered Agent